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                                                                     Exhibit (i)

                       [LETTERHEAD OF HALE AND DORR LLP]


                               February 22, 2000


Northern Funds
207 East Buffalo Street
Suite 400
Milwaukee, Wisconsin  53202

Ladies and Gentlemen:

     Northern Funds (the "Trust") is a Massachusetts business trust created under a written Agreement and Declaration of Trust dated, executed and delivered in Boston, Massachusetts on October 12, 1993, as amended from time to time (as so amended, the "Declaration of Trust"). The beneficial interests thereunder are represented by transferable shares of beneficial interest, $.0001 par value per share.

     The Trustees have the powers set forth in the Declaration of Trust, subject to the terms, provisions and conditions therein provided. Pursuant to Article IV, Section 4.1 of the Declaration of Trust, the number of shares of beneficial interest authorized to be issued under the Declaration of Trust is unlimited and the Trustees are authorized to divide the shares into one or more series of shares and one or more classes thereof as they deem necessary or desirable. Pursuant to Article IV, Section 4.1 of the Declaration of Trust, the Trustees are empowered in their discretion to issue shares of any series for such consideration, whether cash or other property, and on such terms as the Trustees may determine (or for no consideration if pursuant to a share dividend or split-up), all without action or approval of the shareholders. Pursuant to Article IV,
Section 4.2 of the Declaration of Trust, the Trustees have established thirty-one separate series of shares representing interests in each investment portfolio referenced on Attachment A hereto.

     The Trustees have voted to authorize the officers of the Trust to determine the appropriate number of shares to be registered, to register with the Securities and Exchange Commission, and to issue and sell to the public, such shares.

     We have examined the Declaration of Trust and By-Laws, each as amended from time to time, of the Trust, resolutions of the Board of Trustees relating to the authorization and issuance of shares of beneficial interest of the Trust, and such other documents as we have deemed necessary or appropriate for the purposes of this opinion, including, but not limited to, originals, or copies certified or otherwise identified to our satisfaction, of such documents, Trust records
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Northern Funds
February 22, 2000
Page 2

and other instruments. In our examination of the above documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified of photostatic copies.

     For purposes of this opinion letter, we have not made an independent review of the laws of any state or jurisdiction other than The Commonwealth of Massachusetts and express no opinion with respect to the laws of any jurisdiction other than the laws of The Commonwealth of Massachusetts. Further, we express no opinion as to compliance with any state or federal securities laws, including the securities laws of The Commonwealth of Massachusetts.

     Our opinion below, as it relates to the non-assessability of the shares of the Trust, is qualified to the extent that under Massachusetts law, shareholders of a Massachusetts business trust may be held personally liable for the obligations of the Trust. In this regard, however, please be advised that the Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, certificate or undertaking made or issued by the Trustees or officers of the Trust. Also, the Declaration of Trust provides for indemnification out of Trust property for all loss and expense of any shareholder held personally liable for the obligations of the Trust.

     We are of the opinion that all necessary Trust action precedent to the issuance of the shares of beneficial interest of the Trust has been duly taken, and that all such shares may legally and validly be issued for among other things, cash, and when sold will be, fully paid and non-assessable by the Trust upon receipt by the Trust or its agent of consideration therefor in accordance with terms described in the Trust's Declaration of Trust, subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and the applicable state laws regulating the sale of securities.

     We consent to your filing this opinion with the Securities and Exchange Commission as an exhibit to any of the Trust's filings with the Commission. Except as provided in this paragraph, this opinion may not be relied upon by, or filed with, any other parties or for any other purpose.


                                        Very truly yours,

                                        /s/ Hale and Dorr LLP
                                        ______________________________

                                        Hale and Dorr LLP
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                                 ATTACHMENT A
                                 ------------


Money Market Fund
U.S. Government Money Market Fund
Municipal Money Market Fund
U.S. Government Select Money Market Fund
California Municipal Money Market Fund
U.S. Government Fund
Short-Intermediate U.S. Government Fund
Fixed Income Fund
Intermediate Tax-Exempt Fund
Florida Intermediate Tax-Exempt Fund
California Intermediate Tax-Exempt Fund
Tax-Exempt Fund
Arizona Tax-Exempt Fund
California Tax-Exempt Fund
International Fixed Income Fund
Income Equity Fund
Stock Index Fund
Growth Equity Fund
Select Equity Fund
Small Cap Index Fund
Small Cap Fund
International Growth Equity Fund
International Select Equity Fund
Technology Fund
Mid-Cap Growth Fund
High Yield Tax-Exempt Fund
High Yield Fixed Income Fund
Tax-Exempt Money Market Fund
Small Cap Growth Fund
MarketCommand Fund
Global Communications Fund